Exhibit 10.1
AMENDMENT
TO
FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY
AGREEMENT
OF
CALAMOS INVESTMENTS LLC
(F/K/A CALAMOS HOLDINGS LLC)
This Amendment to Fourth Amended and Restated Limited Liability Company Agreement (this “Amendment”) of Calamos Investments LLC, a Delaware limited liability company (f/k/a Calamos Holdings LLC) (the “Company”) is entered into this 26th day of July, 2016 by and among the Company, Calamos Asset Management, Inc., a Delaware corporation (“CAM”), Calamos Family Partners, Inc., a Delaware corporation (“CFP”), and John P. Calamos, Sr., an individual (“Mr. Calamos”).
WHEREAS, reference is hereby made to that certain Fourth Amended and Restated Limited Liability Company Agreement of the Company dated as of February 9, 2010 by and among the Company, CAM, CFP and Mr. Calamos (as amended, the “Original LLC Agreement”);
WHEREAS, the parties hereto wish to amend the Original LLC Agreement as set forth herein;
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.	AMENDMENTS.
1.1Definitions.
(a)The definition of “CFP Permitted Transferee” set forth in Section 1.01 of the Original LLC Agreement is hereby amended and restated in full as set forth below:
“CFP Permitted Transferee” means (i) any Calamos Family Member, (ii) any entity Controlled by one or more Calamos Family Members, (iii) any trustee of a trust (or such trust) for the primary benefit of (or any entity similar to a trust the beneficial interests in which shall be primarily held by) one or more Calamos Family members, (iv) the executor or administrator of the estate of any deceased Calamos Family Member, (v) the guardian or conservator of the estate of any disabled Calamos Family Member, (vi) the trustee of the estate of any bankrupt or insolvent Calamos Family Member or (vii) John S. Koudounis, solely in the event of the death or Permanent Disability of John P. Calamos, Sr., and further provided (A) a majority of the economic and voting control of the Class A-2 Common Units of Calamos Partners LLC, a Delaware limited liability company, are owned by Mr. Koudounis and (B) Mr. Koudounis is the Chief Executive Officer of the Company.
(b)The definition of “Permanent Disability” set forth below is added to Section 1.01 of the Original LLC Agreement:

“Permanent Disability” means that John P. Calamos, Sr. is unable to substantially perform his duties as a manager of Calamos Partners LLC, a Delaware limited liability company, with reasonable accommodation as a result of becoming permanently disabled within the definition of the Company’s then-current long-term disability plan or program.
1.2Section 8.05. Section 8.05 is hereby deleted and replaced in its entirety by the following:
“(a)     At any time CAM issues a share of Class A Common pursuant to an Incentive Plan (whether pursuant to the exercise of a stock option or the grant or restricted stock or otherwise), the following shall be deemed to occur, notwithstanding anything to the contrary contained herein: (i) CAM shall be deemed to have transferred such share of Class A Common Stock to the Company as a capital contribution; (ii) the value of the capital contribution shall be deemed equal to the fair market value of the share of Class A Common Stock contributed that is attributable to the Company; (iii) the Class A Common Stock shall be deemed transferred to the appropriate employee pursuant to the Incentive Plan; and (iv) the net proceeds of such issuance of stock shall remain with the Company.
(b)     At any time CFP pays any amounts to an employee or other service provider of the Company or any of its subsidiaries that are treated as compensation paid to employee or other service provider for income tax purposes (whether such amounts are paid in cash or other property), the following shall be deemed to occur, notwithstanding anything to the contrary contained herein: (i) CFP shall be deemed to have transferred such amount to the Company as a capital contribution; (ii) the value of the capital contribution shall equal the amount of cash or fair market value of the property deemed contributed; and (iii) the amount shall be deemed compensation paid by the Company to the appropriate employee or service provider of the Company or its subsidiary.
(c)    CFP shall promptly reimburse the Company for the employer portion of any payroll taxes (or other reasonable out of pocket cost) incurred by the Company or any Subsidiary with respect to any compensation deemed paid by the Company under Section 8.05(b) and such amount shall be deemed to be a capital contribution by CFP to the Company.
(d)    To the extent that the Company realizes any item of deduction included in Net Profit or Net Loss as a result of the transaction contemplated by Section 8.05(b), or for any taxes or other costs that the Company or any subsidiary incurred with respect to such transaction that are paid by CFP, notwithstanding any other provision hereof, such item (and any corresponding income tax deduction) shall be allocated exclusively to CFP and the corresponding income tax deduction allocated to CFP shall be ignored for purposes of computing the Tax Amount for the relevant Fiscal Year(s).”

2.	MISCELLANEOUS.
2.2Severability. If any provision of this Amendment or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

2.2Governing Law. This Amendment shall be construed and interpreted according to the internal laws and decisions of the State of Delaware, excluding any choice of law rules that may direct the application of laws of another jurisdiction.
2.3Original LLC Agreement. Other than as expressly set forth herein, the Original LLC Agreement shall continue in full force and effect in accordance with its terms.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

CALAMOS ASSET MANAGEMENT, INC.

By:	/s/ John P. Calamos, Sr.
Name:	John P. Calamos, Sr.
Title:	Chairman & Global Chief Investment Officer

CALAMOS FAMILY PARTNERS, INC.

By:	/s/ John P. Calamos, Sr.
Name:	John P. Calamos, Sr.
Title:	President

/s/ John P. Calamos, Sr.
John P. Calamos, Sr.